Exhibit 99.1

fuel™

What if we could plant a seed and grow energy?
We Can and We Are!

July 2009



On June 18th, a 75 car unit train arrived with 300,000 bushels of corn, enough feedstock for three days of production.

SWGE Contracting for New Crop Corn

Southwest Georgia Ethanol, LLC is offering competitive contracts on new crop corn in an effort to purchase as much local corn as is available while maintaining strict quality standards. Our experienced grain managers are accessible for pricing information and our daily bids are posted on our website at firstunitedethanol.com.

SWGE will begin drying corn after July 13th. For more information regarding drying schedule and quality standards, call Brad Kusterman andTaylor Kusterman at 522-2822 x213.





SWGE leases three 75-car unit grain trains, resulting in an average monthly savings in freight charges of $50,000 per unit train versus non-leased cars.



Update from our General Manager, *Drew Gahagan*

Since first grind, SWGE has produced over 58 million gallons of ethanol with May's production at 6.7 million gallons. In May, fermentation ran extremely well and achieved a conversion of about 3 gallons of ethanol/bushel of corn ground , well-exceeding Fagen's guarantee of 2.8. Average alcohol content was over 14% for the month; at start-up, alcohol concentrations were about 12%. This gain in alcohol means that the fermenters are over 15% more productive now than at start-up, which increases our yields while reducing our corn input cost..

Through June 24, ethanol production for the month is 6.0 million gallons. Corn conversion is still strong at about 3 gallons/ bushel. Alcohol levels in fermentation continue at over 14%. Several projects are underway, targeted at increasing fermentation efficiency, which will also help maintain yields during the hot months.

FUEL FACTS a publication of First United Ethanol, LLC for its investors “Never doubt that a small group of thoughtful, committed citizens can change the world. July 2009 Indeed, it is the only thing that ever has.” Margaret Mead The heart of the ethanol industry was built upon small groups of people in rural America realizing the economic and agricultural opportunities that exist within the ethanol industry. Ethanol represents opportunities in many arenas including national security based upon our growing independence of foreign oil to environmental impacts based on ethanol’s ability to reduce our carbon footprint on the world. The ethanol industry faces several political issues that must be addressed properly to ensure the viability of the industry. One of our top priorities is an increase in blend rates of ethanol with gasoline. We need your help in making our voices heard as our legislators evaluate the use of increased blends up to 15%. On March 6, 52 ethanol producers in conjunction with Growth Energy, RFA, ACE and NEVC filed a waiver with EPA that would allow for ethanol blends up to 15%. For any ethanol blends higher than 10% to be used (not including E85), EPA must issue a waiver. The current E10 blend wall is inhibiting maximum demand for ethanol by imposing limitations that are based on outdated information. In#]depth scientific studies and experience with the use of ethanol#]gasoline blends have proven that E15 is safe for all motors. American Coalition for Ethanol’s website, ethanol.org, details the benefits of increased blend rates. America’s economy will get a much#]needed boost if the limit on only 10% ethanol per gallon is lifted. Ethanol is produced right here at home, and allowing a bigger ethanol market will allow the growth of more “green energy” jobs #] jobs than cannot be outsourced. Ethanol is inherently cleaner than gasoline, and every area of the country that has switched to ethanol#]blended fuel has achieved better air quality. The most recent research shows that on average, the lifecycle emissions of modern corn#]based ethanol are 51% better than those of gasoline. Ethanol is helping to break our addiction to foreign oil. According to Department of Energy data, last year — for the first time in 30 years — America’s imports of foreign oil were down. Slowly but surely, using our own homegrown, renewable fuel is making a difference. And if we can increase our rate of ethanol usage from E10 to E15 as the base blend, the process of becoming energy independent will happen that much faster. Contact your legislators and ask them to support increased blends up to E15. You can also sign ACE’s petition to support EPA’s approval of up to 15% ethanol in gasoline. This petition is available at ethanol.org and firstunitedethanol.com This newsletter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “expect,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those listed below and those business risks and factors described in our filings with the Securities and Exchange Commission (“SEC”). Changes in federal and/or state laws (including the elimination of any federal and/or state ethanol tax incentives);Limitations and restrictions contained in the instruments and agreements governi ng our indebtedness; Our ability to generate sufficient liquidity to fund our operations, debt service requirements and capital expenditures; Changes in the availability of credit to support the level of liquidity necessary to implement our risk management activities; Changes in general economic conditions or the occurrence of certain events causing an economic impact in the agriculture, oil or automobile industries; Difficulties or disruptions we may encounter during the initial operating period at our plant; Changes in the environmental regulations that apply to our plant site and operations; Changes in the availability and price of natural gas and corn, and the market for distillers grains; Changes in our business strategy, capital improvements or development plans; Overcapacity within the ethanol industry; Changes and advances in ethanol production technology; and Competition from alternative fuel additives. Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in this communication. We are not under any duty to update the forward-looking statements contained in this newsletter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication. You should read this newsletter with the understanding that our actual results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements. You can view this newsletter online at www.firstunitedethanol.com If you have questions or concerns, you can e-mail us at info@firstunitedethanol.com